Filed Pursuant to Rule 424(b)(7)
Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

402,447,679 Class A Shares
Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014, April 1, 2015, July 1, 2015, October 1, 2015 and December 22, 2015 (as supplemented, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 402,447,679 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SHAREHOLDERS

On or about December 31, 2015, (i) KAFU Holdings, L.P. exercised the Exchange Right with respect to 6,667 of its Class B shares, AAP units and general partner units and then distributed the resulting 6,667 Class A shares to certain of the selling shareholders listed below and (ii) KAFU Holdings (QP), L.P. (“KAFU QP”) exercised the Exchange Right with respect to 1,232,828 of its Class B shares, AAP units and general partner units and then distributed the resulting 1,232,828 Class A shares to certain of the selling shareholders listed below.  We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering		Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby		Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings, L.P.(1)	6,211,178		1.03%	6,211,178		—	—

Misali Medical Corp, Inc. Profit Sharing Plan(2)	5,120		*	5,120		—	—

Longs Peak Capital Partners, LLC(3)	1,547		*	1,547		—	—

KAFU Holdings (QP), L.P.(4)	85,235,837		14.06%	85,235,837		—	—

Donald B. Rice and Susan F. Rice Community Property	700,485		*	700,485		—	—

Kayne Family Partnership(5)	451,441		*	451,441		—	—

The Richard Granville Kinsman & Audrey Robertson Kinsman Joint Living Trust dtd 8/31/09(6)	36,599		*	36,599		—	—

Justin Gimelstob	23,489		*	23,489		—	—

Pensco Trust Company FBO Asha Garfield IRA R/O	11,456	(7)	*	10,549	(7)	907	*

Paragon Homes Inc. 401-K(8)	6,001	(9)	*	5,274	(9)	727	*

NFS FBO Dean and Christy Rosenberg Joint-SMCV	2,586		*	2,586		—	—

Westport Investments, LLC(10)	2,405		*	2,405		—	—

*                      Less than one percent.

(1)              Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Kayne Anderson Capital Advisors, L.P. (“KACALP”) serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)              Each of Michael M. Litwin and Sandra R. Litwin, trustees of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(3)              Each of Charles A. Lindberg and Robert J. Parfet, co-managers of Jumar Management LLC, the Manager of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(4)              Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Each of Robert Sinnott, portfolio manager of the selling shareholder, and Richard Kayne, controlling owner of the manager of the selling shareholder, KACALP, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(5)              Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Richard A. Kayne, President of Jemasa, Inc., the general partner of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Kayne disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(6)              Audrey R. Kinsman and Richard G. Kinsman, trustees of the selling shareholder, exercise sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(7)              The selling shareholder received 10,549 Class A shares in the transfer from KAFU QP; 907 Class A shares were previously owned.

(8)              Steven Garfield, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Garfield disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(9)              The selling shareholder received 5,274 Class A shares in the transfer from KAFU QP; 727 Class A shares were previously owned.

(10)       Corbin West, a member of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. West disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.